Exhibit 99.1


              FLEETWOOD REPORTS PRELIMINARY REVENUES
       FOR SECOND QUARTER, FIRST SIX MONTHS OF FISCAL 2008

Riverside, Calif., November 1, 2007 - Fleetwood Enterprises, Inc.
(NYSE:FLE) announced today preliminary revenues for the second quarter and first six months of fiscal 2008, ended October 28, 2007.

Consolidated revenues for the quarter were approximately $487 million, an 8 percent decrease from $527 million in last year's second quarter. Compared with the prior year, second quarter sales for recreational vehicles declined 9 percent, while manufactured housing revenues increased 1 percent.

Recreational vehicle sales for the second quarter were approximately $331 million versus $365 million a year ago. Motor home sales increased 14 percent to $263 million from $231 million in the same period a year ago, travel trailer sales declined 56 percent to $46 million from $104 million, and folding trailer sales were off 27 percent to $22 million from $30 million. Housing sales rose 1 percent to $149 million, compared to $147 million in the prior year.

"Given the current economic environment, we are encouraged by the growth in motor home and manufactured housing sales," said Elden L. Smith, president and chief executive officer. "In recent months both of these operations have increased their share of industry shipments. In addition, the motor home division has gained retail market share, indicating that the dealers and customers are responding to our customer-focused designs and recognize the value orientation of our products. While we have made a number of organizational and product improvements in our travel trailer division, our sales for the quarter were considerably less than underlying retail sales, resulting in lower dealer inventories. This reflects dealer caution in response to current economic uncertainty as well as the impact of plant closures in specific regions where we no longer provide certain products. We expect that soon, as dealer inventories reach equilibrium, our shipments to dealers will increase to more closely approximate the rate of their retail sales."

For the first six months of fiscal 2008, consolidated revenues were off 6 percent to $997 million from $1.1 billion in the first half of the prior fiscal year. Sales of recreational vehicles were down 6 percent to $690 million from $736 million and manufactured housing sales rose fractionally to $294 million from $293 million, compared with the first six months of fiscal 2007.

"As expected, soft industry conditions in manufactured housing and towables persisted throughout our second quarter," Smith said. "Accordingly, we currently anticipate a small operating loss, due primarily to the impact of impairment charges on idle real estate that is being marketed for sale as well as lower-than-expected travel trailer volumes. However, as a result of restructuring and cost-cutting efforts, our results will show significant improvement over last year's second quarter."

Fleetwood expects to announce its full results for the second quarter on Thursday, December 6, 2007, and will hold a conference call to discuss the results at 1:30 p.m. EST the same day.

About Fleetwood
Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, manufactured housing and supply subsidiary plants. For more information, visit the Company's website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood's management as well as assumptions made by, and information currently available to, Fleetwood's management. Such statements including, but not limited to, expectations for second quarter results, reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood's 10-K and other SEC filings. These risks and uncertainties include, without limitation, the lack of assurance that we will regain sustainable profitability in the foreseeable future; the effect of ongoing weakness in the manufactured housing market and more recent weakness in the recreational vehicle market; the effect of global tensions, fuel prices, interest rates, and other factors on consumer confidence, which in turn may reduce demand for our products, particularly recreational vehicles; the availability and cost of wholesale and retail financing for both manufactured housing and recreational vehicles; our ability to comply with financial tests and covenants on existing debt obligations; our ability to obtain the financing we will need in the future to execute our business strategies; the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries; expenses and uncertainties associated with the entry into new business segments or the manufacturing, development, and introduction of new products; the potential for excessive retail inventory levels in the manufactured housing and recreational vehicle industries; the volatility of our stock price; repurchase agreements with floorplan lenders, which could result in increased costs; potential increases in the frequency of product liability, wrongful death, class action, and other legal actions; and the highly competitive nature of our industries.

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